Exhibit 10.7

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT OF JILL ANDERSEN

This First Amendment to the Employment Agreement of Jill Andersen (the “Amendment”) is entered into this January 31, 2026 (the “Amendment Effective Date”), by and between Jill Andersen (the “Executive”) and Invivyd, Inc. (the “Company”).

Recitals

WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated September 24, 2021 (the “Executive Agreement”); and

WHEREAS, the Company and Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.
Amendment to Section 2(b). Section 2(b) of the Executive Agreement is hereby amended by replacing Section 2(b) in its entirety with the following:

(b) Incentive Compensation. Executive shall be eligible to participate in an annual cash incentive compensation plan that the Company offers to its executive officers (the “Annual Bonus Plan”). Executive will be eligible to earn an annual bonus for each full calendar year completed (the “Annual Bonus”). Commencing in calendar year 2026, Executive’s target Annual Bonus will be 45% of Executive’s Base Salary (the “Target Bonus”). The actual Annual Bonus payable to Executive with respect to a performance period will be determined by the Board or the Compensation Committee based on achieving performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee. Executive’s Annual Bonus shall be paid as soon as administratively practicable after the end of the performance period, but in no event later than the March 15th immediately following such period; provided, that Executive must remain continuously employed by the Company through the date on which the Board approves the actual Annual Bonus amount payable to the Executive, subject to any recoupment as set forth in Section 23 of this Agreement, in order to be eligible to earn and receive the Annual Bonus (except as otherwise provided in Section 4(c) or 5(a)).

2.
Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and its exhibits, the Employee Proprietary Information and Inventions Assignment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

The parties have executed this First Amendment to the Employment Agreement of Jill Andersen on the day and year first written above.

INVIVYD, INC.

/s/ William Duke

William Duke

Chief Financial Officer

EXECUTIVE

/s/ Jill Andersen

Jill Andersen

I hereby acknowledge and reaffirm my obligations pursuant to the Employee Proprietary Information and Inventions Assignment Agreement.

/s/ Jill Andersen

Jill Andersen

Date: 1/31/2026